Exhibit 99.1

PC Connection, Inc. Completes Goodwill Review;

Reduces Workforce by 6%

MERRIMACK, N.H.--(BUSINESS WIRE)--March 13, 2009--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology products and services, today announced that it had completed its previously announced goodwill impairment review. As noted in its preliminary fourth quarter earnings release on February 5, 2009, the Company concluded that the goodwill held by its small- and medium-sized business (“SMB”) segment was impaired, and accordingly the Company recorded an impairment charge of $1.2 million, which represented the entire goodwill balance for its SMB segment. As of that time, the Company had not finished its review of the goodwill attributed to its public sector and large account segments. The Company has now completed that review and has recorded an additional goodwill impairment charge of $7.6 million, which represented the entire goodwill held by its public sector segment. Management has determined that the $48.0 million of goodwill held by its large account segment was not impaired.

Including the earlier charge reported for its SMB segment, the Company will report an aggregate non-cash goodwill charge of $8.8 million, or $5.4 million net of taxes, during the fourth quarter of 2008. This non-cash charge represents the entire goodwill held by its SMB and Public Sector segments. As a result, the Company will report a net loss of $2.7 million, or $0.10 per share, for the fourth quarter of 2008 and net income for the year ended December 31, 2008 of $10.4 million, or $0.39 per share. Had these non-cash and other previously reported third quarter special charges of $1.4 million not been incurred, pro forma net income would have been $2.7 million, or $.10 per share, for the fourth quarter of 2008 and $16.7 million, or $.62 per share, for the year ended December 31, 2008.

The Company will file on or before March 16, 2009 its Annual Report on Form 10-K, reflecting these goodwill charges and results of operations.

The Company experienced further declines in sales in January and February 2009, and management expects first quarter revenues to decline by at least 20% from the prior year quarter. The Company implemented further cost reduction initiatives in this month, including a workforce reduction of approximately 6%. Patricia Gallup, Chairman and Chief Executive Officer said, “Customers are taking a wait-and-see attitude toward IT spending as they try to determine what their own demands, technology budgets, and staffing levels will be for the year. Sales are lower than expected, and we need to bring our cost structure in line with current revenues. The actions we are taking are expected to result in additional cost savings of up to $16 million in 2009.”

The Company will incur related severance charges of approximately $0.6 million in the first quarter of 2009 in connection with these initiatives. In view of the continuing decline in the demand environment, the Company is committed to making further cost reductions as required.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, owns three sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

pccc-g

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, completion and valuation of any goodwill impairment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2008. More specifically, the statements in this release concerning the Company’s outlook for 2009 and other statements of a non-historical basis (including statements regarding the expected results of our cost reduction) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Senior Vice President of Finance &
Corporate Controller